UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2008

FEDERAL HOME LOAN BANK OF CHICAGO

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

111 East Wacker Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:

(312) 565-5700

Former name or former address, if changed since last report:

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Long Term Incentive Compensation Plan

On January 22, 2008, upon the recommendation of the Personnel and Compensation Committee ("P&C Committee"), the Board of Directors ("Board") of the Federal Home Loan Bank of Chicago approved a long term incentive compensation plan ("Long Term Plan"). Among the participants in the Long Term Plan are the following named executive officers ("NEOs"), as identified in the Bank's Annual Report on Form 10-K filed on March 30, 2007 ("2006 Form 10-K"): J. Mikesell Thomas, Matthew Feldman, Roger Lundstrom and Michael McFerrin.

The P&C Committee designates those officers, including NEOs, who are eligible to participate in the Long Term Plan. The P&C Committee recommends performance periods, performance goals and related performance unit values for approval by the Board. The P&C Committee approves the formula for the allocation of performance units. The President & CEO has the discretion to allocate additional performance units to any participant other than himself, provided that the aggregate amount of additional units does not exceed a percentage specified by the P&C Committee of the total number of performance units for all participants. The P&C Committee may, from time to time, make appropriate adjustments in the performance goals to reflect major unforeseen transactions, events or circumstances which in the P&C Committee's opinion alter or affect such goals or the basis or assumptions upon which such goals were determined. At the end of the performance period, the P&C Committee determines the extent to which the performance goals for that period were achieved, which in turn determines the final performance unit value.

Participants are vested in performance units at the end of the performance period. If a participant dies, becomes disabled or incurs a separation from service on or after attaining normal retirement age of sixty-five before the end of a performance period, such participant becomes vested at the end of the performance period on a pro rata basis. Such vesting occurs based upon the number of full months the participant was employed by the Bank and the total number of months in the performance period. In the event of a change of control or a termination of a participant's employment for good reason (as such terms are defined in the Long Term Plan), the participant will be fully vested in any outstanding performance units. Participants are entitled to receive a lump sum payment within two and one-half months following the end of the performance period in which performance units have vested.

On January 22, 2008, the Board approved a two year performance period under the Long Term Plan to run from January 1, 2008 to December 31, 2009. The formula for the allocation of performance units is as follows: (1) 2008 base salary multiplied by; (2) 2008 short term incentive award target divided by; (3) 100 multiplied by; (4) 1.66. The short term incentive award target for Mr. Thomas under the President's Incentive Compensation Plan is 35 percent of base salary. The short term incentive target for Mr. Feldman, Mr. Lundstrom and Mr. McFerrin under the Management Incentive Compensation Plan is 25 percent of base salary.

For the 2008 to 2009 performance period, the Board approved the following target values and performance criteria for the Long Term Plan: 25 percent advances; 10 percent member participation in the MPF Program; 10 percent community investment participation; 25 percent operating expenses; 15 percent enterprise systems implementation and 15 percent regulatory initiatives. At the end of the performance period, performance units may range in value from $0 to $200 per unit, with a target value of $100, based on the satisfaction of the performance criteria ranging from 90 percent to 130 percent.

Management Incentive Compensation Plan and President's Incentive Compensation Plan

On January 22, 2008, upon the recommendation of the P&C Committee, the Board approved 2008 plan performance criteria, target values and performance targets for both the Management Incentive Compensation Plan ("Management Plan") and the President's Incentive Compensation Plan ("President's Plan"). Matthew Feldman, Roger Lundstrom and Michael McFerrin are participants in the Management Plan and J. Mikesell Thomas participates in the President's Plan. For a description of these plans, see "Item 11 - Executive Compensation" of the Bank's 2006 Form 10-K and our 8-K filing dated April 24, 2007.

The approved target values and performance criteria for the Management Plan and the President's Plan are: 20 percent advances; 10 percent member participation in the MPF Program; 5 percent community investment participation; 25 percent operating expenses; 20 percent enterprise systems implementation and 20 percent regulatory initiatives.

Other Information

The information being furnished pursuant to Item 5.02 on this Current Report on Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: January 28, 2008	By: /s/ Peter E. Gutzmer
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary